EXHIBIT 99

Camco Financial Announces Second Quarter 2011 Earnings

CAMBRIDGE, Ohio, Aug. 4, 2011 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced second quarter financial results for 2011, reporting net earnings of $137,000 or $0.02 per share for the quarter ended June 30, 2011. These results represent an increase of $4.2 million or $0.59 per share over results from the comparable quarter a year ago. Year-to-date results reflect net earnings of $789,000 or $0.11 per share for the six months ended June 30, 2011.

"We are pleased to announce a third consecutive quarter with positive earnings," said James E. Huston, President and CEO. "Although we would like to see the amount of earnings above current levels, we are focused on smart and prudent strategies, including decreasing our troubled assets, while adding high quality commercial loans to our portfolio funded through low cost deposits. We also continue to make difficult, yet necessary decisions regarding our classified assets as the economy continues to recover."

The Company's non-performing loans have decreased by $7.7 million since year-end 2010 and $16.6 million since the second quarter 2010. Additionally, commercial loan production totaled $38.8 million for the current quarter.

"Our momentum continues to build in 2011 as we strive to add core deposits and quality loans, despite our nation's slow recovery from the economic downturn of the past several years," said Huston. Core deposits (defined as checking, savings and money market deposits) increased $6.8 million, or 2.6%, when compared to March 31, 2011, while higher cost Certificates of Deposit have decreased $30.8 million.

"The first half of 2011 generated positive results that we promised to our shareholders at the end of 2010. We are always looking for new and better ways of delivering our products and services," Huston said. "By accomplishing this we are providing excellent customer service that in return benefits everyone -- our customers, shareholders, communities and employees. While not content, we continue to make incremental strides to improving the strength and profitability of the Company."

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended June 30, 2011:

  Total assets decreased $24.0 million during the quarter, which reflects cash and cash equivalents used to pay down higher cost brokered, public, and single-service CD deposits.
  Core deposits (defined as checking, savings and money market deposits) increased $6.8 million, or 2.6%, when compared to March 31, 2011.
  Noninterest income decreased $2.0 million from the previous quarter, largely driven by lower gain on sale of investment balances.
  Noninterest expense decreased $286,000 compared to the linked quarter, driven by lower staffing costs.
  Criticized loans (which includes special mention, substandard, doubtful, and loss) decreased by $4.4 million in the second quarter.

Net Interest Margin:

Net interest margin was relatively stable at 3.61% in the current quarter compared to 3.63% for the quarter ended March 31, 2011. The margin has increased significantly from 3.39% for the same period a year ago, driven by a reduction in the bank's cost of funds. Management expects the Company's net interest margin to remain stable or decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. The stability of our net interest margin for the quarter is notable, especially in this extended low rate environment. We will continue to look for pricing opportunities, further improvement in credit quality, and other ways to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses increased $63,000, or 1.0%, to $6.4 million for the quarter ended June 30, 2011, compared to the same quarter of the prior year. The increase was attributable to reductions in certificates of deposits, borrowings and the cost of funds.

The Company's yield on earning assets decreased to 5.09% in the current quarter from 5.27% in the linked quarter. The decreased overall yield resulted from declining loan portfolio balances, along with changes in the composition of investment balances resulting in a lower average investment yield. Planned continued runoff in certificates of deposits and borrowings combined with growth in core deposits resulted in a reduced cost of funds. The cost of funds for the quarter ended June 30, 2011 was 1.57% compared to 1.71% for the quarter ended March 31, 2011. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as some maturities of single relationship accounts are not renewed.

Provision for Loan Losses:

A provision for loan losses of $197,000 was recorded for the quarter ended June 30, 2011, compared to $5.2 million for the same period of the prior year and $1.0 million for the linked quarter. The allowance for loan and lease loss was strengthened in previous quarters, with relatively little additional provision required in the current quarter.  Non-performing assets decreased $2.4 million since March 31, 2011 to $40.3 million at June 30, 2011. The allowance for loan and lease losses as a percentage of non-performing loans increased to 64.3% at June 30, 2011 from 53.8% at March 31, 2011 and 36.8% at June 30, 2010.

Noninterest Income:

Noninterest income was $1.0 million for the second quarter of 2011, which represents a decrease of $574,000 when compared to the quarter ended June 30, 2010 and a decrease of $2.0 million when compared to the linked quarter. The decreased income in the current quarter was driven by a reduction in gain on sale of loans and gain on sale of investment balances.

Noninterest Expense:

Noninterest expense for the quarter ended June 30, 2011, increased $166,000, or 2.4% , to $7.1 million from the comparable period a year earlier but decreased by $286,000 when compared to the linked quarter. Noninterest expense was higher during the current quarter 2011 compared to the previous 2010 quarter primarily as a result of expenses related to classified assets and real estate owned. The reduction compared to the linked quarter was the result of lower staffing costs.

Balance Sheet:

Total assets were $767.5 million, which is a decrease of $72.5 million, or 8.6% compared to $840.1 million a year earlier, and $24.1 million or 3.0% compared to $791.6 million in the linked quarter.

Cash and cash equivalents decreased $19.4 million from the previous quarter. The decrease was primarily attributable to the reduction of brokered, public, and single-service CD deposits as we continue to restructure our balance sheet to rely less on non core funding. We continue to focus on profitable lending opportunities as a means of employing our excess cash, as well.

Asset Quality:

The allowance for loan and lease losses was $16.8 million at June 30, 2011, compared to $17.4 million at March 31, 2011. Loan quality has improved but the economic recovery within our market areas continues to be slow and has caused declines in the underlying value of collateral both in commercial and residential real estate and deterioration in the financial condition of some of our borrowers. These factors have made it difficult to sustain a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	6/30/2011	3/31/2011	12/31/2010
Criticized Loans*	56,275	60,634	65,841
Non-Performing Loans	26,069	32,298	33,779
Loan Loss Reserve	16,751	17,410	16,870
Loan Loss Reserve / Total Loans	2.55%	2.61%	2.46%
*Includes special mention, substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) increased by $6.8 million, or 2.6% compared to March 31, 2011. Total deposits decreased $24.0 million, or 3.7% during this period. The decrease was due to a reduction in brokered, public, and certificates of deposit of $30.8 million. Contraction in these balances was planned as the Company works to reduce the level of non core deposits, particularly higher single product certificates of deposits relating to rate sensitive shoppers.

FHLB advances and other borrowings were relatively flat compared to the linked quarter, and have decreased by $39.5 million, or 32.9% from June 30, 2010. The planned decrease from the year ago quarter resulted from continued repayment and prepayment of FHLB advances with excess liquidity.

Equity:

Stockholders' equity increased $206,000, or 0.4%, to $46.1 million at June 30, 2011, compared to $45.9 million at March 31, 2011. Net earnings of $137,000 for the quarter was the main driver of the increase. Camco's Tier 1 leverage capital ratio increased to 6.49% in 2nd Quarter 2011 compared to 6.18% in 1st Quarter, 2011.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Assets
Cash and Cash Equivalents	42,382	61,777	29,114	35,328	33,567
Investments	14,584	17,206	34,716	39,074	41,138

Loans Held for Sale	3,699	1,249	2,208	12,143	1,669

Loans Receivable	658,034	665,500	684,710	693,387	691,596
Allowance for Loan Loss	(16,751)	(17,410)	(16,870)	(16,854)	(15,676)
Loans Receivable, Net	641,283	648,090	667,840	676,533	675,920

Other Assets	65,578	63,245	81,088	86,172	87,768

Total Assets	$ 767,526	$ 791,567	$ 814,966	$ 849,250	$ 840,062

Liabilities
Deposits	631,647	655,597	651,816	647,937	652,872
Borrowed Funds	80,480	79,675	104,464	143,665	119,990
Other Liabilities	9,304	10,406	12,583	12,436	10,294

Total Liabilities	721,431	745,678	768,863	804,038	783,156

Stockholders' Equity	46,095	45,889	46,103	45,212	56,906

Total Liabilities and Stockholders' Equity	$ 767,526	$ 791,567	$ 814,966	$ 849,250	$ 840,062

Stockholders' Equity to Total Assets	6.01%	5.80%	5.66%	5.32%	6.77%

Total Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.40	$6.37	$6.40	$6.27	$7.90

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	6 Months Ended	6 Months Ended
	6/30/11	6/30/10
	(Unaudited)	(Unaudited)
Interest Income:
Loans	17,740	18,561
Mortgage-backed securities	340	903
Investment securities	99	170
Interest-bearing deposits and other	503	673
Total Interest Income	18,682	20,307

Interest Expense:
Deposits	4,107	5,689
Borrowings	1,529	1,989
Total Interest Expense	5,636	7,678
Net Interest Income	13,046	12,629

Provision for Losses on Loans	1,210	6,117
Net Interest Income After Provision for Loan Losses	11,836	6,512

Noninterest Income:
Late charges, rent and other	565	737
Loan servicing fees	605	637
Service charges and other fees on deposits	1,032	1,116
Gain on sale of loans	--	490
Mortgage servicing rights	139	(94)
Gain (loss) on sale of investment, mbs & fixed assets	1,280	(1)
Income on cash surrender value life insurance	437	435
Total noninterest income	4,058	3,320

Noninterest expense:
Employee compensation and benefits	6,531	6,654
Occupancy and equipment	1,452	1,485
FDIC premium and other insurances	1,097	1,094
Data processing	561	566
Advertising	182	170
Franchise taxes	348	534
Other operating	4,397	3,414
Total noninterest expense	14,568	13,917

Earnings (loss) before provision for income taxes	1,326	(4,085)

Provision for income taxes	537	(115)

Net Earnings (Loss)	789	(3,970)

Earnings (Loss) Per Share:
Basic	$0.11	($0.55)
Diluted	$0.11	($0.55)

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595

Diluted Weighted Number of Shares Outstanding	7,205,623	7,205,595

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended	3 Months Ended	3 Months Ended	3 Months Ended	3 Months Ended
	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	8,839	8,901	9,528	9,513	9,281
Mortgage-backed securities	24	316	354	388	428
Investment securities	60	39	37	54	67
Interest-bearing deposits and other	157	346	303	337	333
Total Interest Income	9,080	9,602	10,222	10,292	10,109

Interest Expense:
Deposits	1,918	2,189	2,316	2,570	2,744
Borrowings	726	803	898	972	992
Total Interest Expense	2,644	2,992	3,214	3,542	3,736
Net Interest Income	6,436	6,610	7,008	6,750	6,373

Provision for Losses on Loans	197	1,013	936	11,407	5,212
Net Interest Income After Provision for Loan Losses	6,239	5,597	6,072	(4,657)	1,161

Noninterest Income:
Rent and other	203	362	418	497	328
Loan servicing fees	298	307	317	315	320
Service charges and other fees on deposits	529	503	557	603	598
Gain on sale of loans	(92)	92	1,060	332	261
Mortgage servicing rights	(132)	271	29	(528)	(124)
Gain (loss) on sale of investment, mbs & fixed assets	2	1,278	--	2	(1)
Income on CSVL (BOLI)	220	217	221	221	220
Total noninterest income	1,028	3,030	2,602	1,442	1,602

Noninterest expense:
Employee compensation and benefits	3,153	3,378	2,814	3,467	3,269
Occupancy and equipment	691	761	784	734	743
Data processing	277	284	285	276	286
Advertising	96	86	83	105	89
Franchise taxes	178	170	114	280	269
Other operating	2,746	2,748	3,524	2,949	2,319
Total noninterest expense	7,141	7,427	7,604	7,811	6,975

Earnings (loss) before provision for income taxes	126	1,200	1,070	(11,026)	(4,212)

Provision for income taxes	(11)	548	61	572	(113)
Net Earnings (loss)	137	652	1,009	(11,598)	(4,099)

Earnings (Loss) Per Share:
Basic	$0.02	$0.09	$0.14	($1.61)	($0.57)
Diluted	$0.02	$0.09	$0.14	($1.61)	($0.56)

Basic Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	6/30/11	6/30/10	6/30/11	6/30/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	1.19%	-27.35%	3.42%	-13.18%

Return on average assets	0.07%	-1.93%	0.20%	-0.93%

Interest rate spread	3.52%	3.35%	3.55%	3.26%

Net interest margin	3.61%	3.39%	3.62%	3.32%

Yield on earning assets	5.09%	5.38%	5.19%	5.34%

Cost of deposits	1.29%	1.80%	1.37%	1.86%

Cost of borrowings	3.64%	3.14%	3.40%	3.19%

Total cost of interest bearing liabilities	1.57%	2.03%	1.64%	2.08%

Noninterest expense to average assets	3.66%	3.28%	3.66%	3.26%

Efficiency ratio	95.67%	87.46%	85.17%	87.26%

Nonperforming assets to total assets	5.25%	6.34%	5.25%	6.34%

Non performing loans to total net loans including loans held for sale	3.94%	6.15%	3.94%	6.15%

Allowance for loan losses to total loans	2.55%	2.27%	2.55%	2.27%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	June 30, 2011			June 30, 2010
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	631,496	8,839	5.60%	651,552	9,281	5.70%
Securities (2)	16,437	84	2.04%	44,952	495	4.40%
FHLB Stock	9,888	154	6.23%	29,888	332	4.44%
Other interest bearing accounts	55,116	3	0.02%	25,155	1	0.02%
Total interest earning assets	712,937	9,080	5.09%	751,547	10,109	5.38%

Noninterest-earning assets	67,805			98,182
Total Average Assets	780,742			849,729

Interest-Bearing Liabilities:
Deposits	595,021	1,918	1.29%	610,144	2,744	1.80%
Advances & Borrowings	79,862	726	3.64%	126,367	992	3.14%
Total interest-bearing liabilities	674,883	2,644	1.57%	736,511	3,736	2.03%

Noninterest-bearing sources:
Noninterest-bearing liabilities	59,846			53,272
Shareholders' equity	46,013			59,946
Total Liabilities and Shareholders' Equity	780,742			849,729

Net Interest margin			3.61%			3.39%

Net Interest Income & Spread		6,436	3.52%		6,373	3.35%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone: 740-435-2020